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                                                                     Exhibit 2.3

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
                  -------------------------------------------



     THIS FIRST AMENDMENT ("Amendment"), dated as of the 18th day of June, 2001,
                            ---------
to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of
                                      ------------------------
April 1, 2001, by and between HEALTHPLAN HOLDINGS, INC., a Delaware corporation (the "Purchaser"), and PLANVISTA CORPORATION ("PVC") (f/k/a HealthPlan Services
      ---------
Corporation), a Delaware corporation (the "Stockholder").
                                           -----------

     WHEREAS, the Purchaser and the Stockholder desire to amend the Stock Purchase Agreement to reflect certain changes to the structure and terms of the transaction and to make clear that the Purchaser has agreed to make a loan to the Stockholder, in the form of an assumption of certain obligations, and to amend the Stock Purchase Agreement as hereinafter provided;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Purchaser and the Stockholder hereby agree as follows:

     Section 1.  Amendment to Section 1.1.   Section 1.1 of the Stock Purchase
                 ------------------------
Agreement is hereby deleted in its entirety and replaced with the following provision:

            1.1  Purchase and Sale of Company Stock, PVC Stock and PVC
                 -----------------------------------------------------
     Promissory Note. Subject to the terms and conditions set forth in this
     ---------------
     Agreement, the Stockholder hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser at the Closing (as defined in Section 1.5 hereof), and the Purchaser hereby agrees to purchase, accept and acquire from the Stockholder at the Closing: (a) one hundred percent (100%) of the issued and outstanding shares of capital stock of HPSI, consisting of 500 shares of common stock, $1.00 par value per share (the "HPSI Stock"), free
                                                             ----------
     and clear of all Liens (as defined in Section 9.16 hereof); (b) a number of shares of the common capital stock of PVC (the "PVC Common Shares")
                                                     -----------------
     determined by adding one hundred thousand shares to the number of shares (rounded up to the nearest whole share) obtained by dividing Five Million Dollars ($5,000,000.00) by the weighted average daily closing price of one share of the common stock of PVC on the New York Stock Exchange determined over the ten trading days ending three trading days prior to Closing; and
     (c) a Subordinated Convertible Promissory Note of the Stockholder with terms and conditions and substantially in the form of Exhibit 5.1 (r)(1) hereto (the "Promissory Note").
                  ---------------

     Section 2.  Amendment to Section 1.2.   Section 1.2 of the Stock Purchase
                 ------------------------
Agreement is hereby deleted in its entirety and replaced with the following provision:

     "1.2   Purchase Price. (A) The consideration for the HPSI Stock (the "HPSI
            --------------                                                 ----
     Stock Purchase Price") shall be the sum of (i) One Dollar ($1.00), in cash,
     --------------------
     (ii) the assumption by the Purchaser of up to Thirty Million Dollars ($30,000,000.00) of the Closing Working Capital Deficit of the Companies (as defined in Section 1.4 hereof). (B) The consideration for the PVC Common Shares shall be the assumption of an additional Five Million Dollars ($5,000,000.00) of the Closing Working Capital Deficit of the Companies (as defined in Section 1.4 hereof). (C) The Consideration for the Promissory Note shall be the assumption by the Purchaser of another Five Million Dollars ($5,000,000.00) of the Closing Working Capital Deficit of the Companies. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Purchaser assume, pursuant to this Section 1.2, any portion of the Closing Working Capital Deficit of the Companies in excess of Forty

     Million Dollars ($40,000,000.00).

     Section 3.   Amendment to Section 1.3. Section 1.3 of the Stock Purchase
                  ------------------------
Agreement is hereby deleted in its entirety and replaced with the following provision:

     "(a) At the Closing, the Purchaser shall: (i) pay $1.00, in cash, to the Stockholder; (ii) assume up to Thirty Million Dollars ($30,000,000.00) of the Closing Working Capital Deficit of the Companies for the HPSI Stock;
     (iii) purchase the PVC Common Shares by the assumption of an additional Five Million Dollars ($5,000,000.00) of the Closing Working Capital Deficit of the Companies; (iv) subject to the terms and conditions of the Promissory Note, loan the Stockholder Five Million Dollars ($5,000,000.00) through the assumption of another Five Million Dollars ($5,000,000.00) of the Closing Working Capital Deficit of the Companies; and (v) satisfy a portion of the Closing Working Capital Deficit that it assumes pursuant hereto by (A) paying to New England Financial ("NEF"), Eleven Million
                                                     ---
     Dollars ($11,000,000.00)  in cash and (B) delivering to NEF a promissory note in the principal amount of Five Million Dollars ($5,000,000.00) (the "NEF Note"). The Stockholder agrees that the payments described in clause
     (v) of this Section 3 (a) will be applied as follows: (i) Three Million Five Hundred Thousand Dollars of the cash payment will be applied against the payment due to NEF from HPSI on June 30, 2001; and (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000.00) of the cash payment and the entire NEF Note shall be applied against the past due payables amount due to NEF from HPSI, all in accordance with the release letter from NEF to be delivered at Closing.

     (b) At the Closing, the Stockholder shall: (i) assume the Indebtedness of the Companies to the Persons, and in the amounts, set forth on Schedule 1.3 hereto and deliver to the Purchaser a release from such Persons releasing the Companies from all of the outstanding Indebtedness of the Companies to such Persons as of the Closing and terminating any Liens which such Persons may hold encumbering the assets of the Companies; (ii) pay to HPSI an amount in cash equal to the amount, if any, by which the Estimated Closing Working Capital Deficit (as defined in Section 9.16 hereof) exceeds the Target Amount; (iii) deliver to the Purchaser certificates representing the PVC Common Shares (or in the alternative an instruction letter to the Stockholder's transfer agent instructing the transfer agent to issue and deliver a certificate representing the PVC Common Shares to Purchaser) and
     (iv) deliver to the Purchaser a fully executed Promissory Note.

     (c)  All payments and deliveries to be made at the Closing pursuant to this
     Section 1.3 shall be made as follows: (x) in the case of payments of cash, by wire transfer on the Closing Date (as defined in Section 1.5) of immediately available funds to the account(s) specified by each payee no later than two (2) business days prior to the Closing Date (unless such payee specifies another acceptable method of payment no later than two (2) business days prior to the Closing Date), (y) in the case of the Promissory Note, by delivery of the Promissory Note to the Purchaser or its designee on the Closing Date and (z) in the case of the PVC Common Shares either by delivery of the Certificates if available or if not available by delivery of the transfer agent instruction letter as specified in 1.3(b) above.

     (d) The Stockholder shall be entitled to apply the amount, if any, by which the Estimated Closing Working Capital Deficit as defined in Section
     9.16 is less than Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000.00) (the "Estimated Closing Working Capital Stockholder Credit") adjusted by the amount, if any, of any Final Adjusted Stockholder Credit as defined in Section 1.4(d), to any payments which may be due from the Stockholder to Purchaser or HPSI at or after the Closing (i) under the Transition Services Agreement, (ii) against the Stockholder's obligation to reimburse Purchaser for $25,000.00 per month until October 30, 2001of the payments to Trewit under the Trewit Data Processing Agreement, and (iii) against any payment or reimbursement obligation of the Stockholder to pay any fees payable by HPSI to Computer Associates in the event that Trewit does not pay such fee in connection with its renewal of the HPSI Data Processing Agreement with Trewit (collectively, the "Stockholder Offsets") provided that (x) there shall be no Stockholder Offset applied against amounts due under the Transition Services Agreement after December 31, 2001, and (y) if the PVC Common Shares have not been registered for sale pursuant to an effective registration statement with the Securities Exchange Commission on or prior to October 30, 2001, the Stockholder shall not utilize Stockholder Offsets, which would be otherwise usable, from and after October 30, 2001, until the PVC Common Shares have been so registered pursuant to an effective registration statement. (The amount of such unused Stockholder Offsets which, but for clause (y) above, could have been used is hereinafter referred to as "Suspended Stockholder Offsets.") Additionally, when the Purchaser is able to sell the PVC Common Shares the Purchaser will reimburse the Stockholder for the amount of any Suspended Stockholder Offsets which could otherwise have been used by the Stockholder but for the provisions of clause (y) above. Usable Stockholder Offsets may be applied in such order and in such amounts as shall be directed by the Stockholder; provided, that the foregoing notwithstanding, the Stockholder may not apply any portion of the Stockholder Offsets to the rent due to HPSI under the Stockholder's sublease of space at the Concourse Center offices in Tampa, Florida; and provided further that once the Final Adjusted Stockholder Credit or the Final Adjusted Purchaser Credit, as defined in Section 1.4(d), has been determined as provided in Section 1.4(d) no further applications of the Estimated Closing Working Capital Stockholder Credit may be so applied by the Stockholder except to the extent that such applications were taken into account in determining the Final Adjusted Stockholder Credit, or Final Adjusted Purchaser Credit, if any, as the case may be.

     Section 4.     Amendment to Section 1.4(d).   Sections 1.4 (d) of the Stock
Purchase Agreement is hereby deleted in its entirety and replaced with the following provisions:

          1.4 (d)   Final Closing Working Capital Adjustments.  The Closing
                    -----------------------------------------
     Working Capital Deficit Statement shall calculate the amount, if any, by which the Final Working Capital Deficit exceeds the Target Amount (a "Purchaser Credit") which amount, if any, shall be due to HPSI from the Stockholder and payable in cash subject to the adjustments set forth below. If, in the alternative, the amount of the Closing Working Capital Deficit is less than Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000.00) the amount by which it is less than Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000.00) (a "Stockholder Credit") may be used by the Stockholder for Stockholder Offsets as specified in Section
     1.3 (d) above subject to the adjustments set forth below. Within three (3) days after the Closing Working Capital Deficit Statement is delivered or otherwise becomes final in accordance with Section 1.4(b), the Purchaser Credit or Stockholder Credit so determined shall be adjusted to give credit to the Stockholder for (i) any cash payments previously made to Purchaser by Stockholder at Closing based on the Estimated Closing Working Capital as required by Section 1.3(b) of the Agreement and (ii) the amount of any Stockholder Paid HPSI Accounts (as defined below) and to charge the Stockholder for any Stockholder Offsets, based on the Estimated Closing Working Capital, previously utilized by the Stockholder between the Closing and the date of such calculation pursuant to Section 1.3(d) of this Agreement. Once such reconciliation is performed if there remains any Purchaser Credit which is unpaid (the "Final Adjusted Purchaser Credit"), the amount of such Final Adjusted Purchaser Credit shall immediately be paid to HPSI in cash by wire transfer of immediately available funds. If on the other hand there is a Stockholder Credit (the "Final Adjusted Stockholder Credit"), the Stockholder may utilize the amount of such Final Adjusted Stockholder Credit for Stockholder Offsets as permitted by Section 1.3(d). For purposes of the foregoing a "Stockholder Paid HPSI Account" shall mean any accounts payable which is reflected on the Closing Balance Sheet which was paid by the Stockholder between Closing and the date that the foregoing reconciliation is performed (because the Stockholder believed it was a Stockholder expense). Examples of the operation of the foregoing reconciliation are attached hereto as Exhibit 1.4(d) to this Agreement.

     Section 5.  Amendment to Article II.  Article II is amended by deleting
                 -----------------------
Section 2.4 thereof and substituting therefor the following:

          "3. INVESTMENT REPRESENTATIONS. The Purchaser understands that the HPSI Shares, the PVC Common Shares, the Promissory Note, and the stock issuable upon conversion of the Promissory Note (the "Purchased Securities"), are being sold under one or more exemptions from registration provided in the Securities Act of 1933, as amended (the "Act"), and limited offering exemptions contained in the securities laws of other jurisdictions; that it is purchasing the Purchased Securities, without being furnished any offering literature, prospectus, or business plan other than the documents of the Company which have been filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 as amended (the "Filed Documents"), that this transaction has not been examined by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities laws of any other jurisdiction; that all documents, records, and books pertaining to this investment requested by the Purchaser have been made available by the Company to the Stockholder and its representatives, including its attorney, its accountant, and/or its authorized representatives. The Purchaser hereby further represents and warrants as follows:

               (a) the Purchaser is a business corporation organized under the laws of Delaware;

               (b) the Purchaser understands and has fully considered for the purposes of the investment in the Purchased Securities that there are substantial restrictions on the transferability of the Purchased Securities and any stock into which the Purchased Securities may be convertible under the Act and applicable state securities laws and subject to the Registration Rights Agreement attached hereto as Exhibit 5.1(v), such
                                                      --------------
     registration may not be available;

               (c) the Purchaser confirms that it is able to bear the economic risk of its investment in the Purchased Securities and has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of an investment in the Purchased Securities;

               (d) the Purchaser consents to the placement of a legend on the Purchased Securities including the notes or certificates representing the Purchased Securities, which legend will be in substantially the following form (adapted, as appropriate, in the case of a note):

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SALE OR OTHER DISPOSITION OF THESE SHARES IS PROHIBITED UNLESS SUCH SALE OR OTHER DISPOSITION IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

     The foregoing representations, warranties, and undertakings are made by the Purchaser with the intent that they be relied upon in determining its suitability as an investor in the Company, and the Purchaser hereby agrees that such representations and warranties shall survive the issuance of the Purchased

     Securities."

     Section 6.  Amendment to Section 3.9.  Section 3.9 of the Stock Purchase
                 ------------------------
Agreement is hereby amended by adding thereto the following provisions immediately after Section 3.9(b):

     "(c) Each of the Companies has satisfied and is currently in compliance with the performance standards, criteria and other similar requirements set forth in the agreements, leases, licenses, contracts and commitments listed on Schedule 3.9(a) hereto, and except as provided in Schedule 3.9, no penalty, fine or other similar payment is due or owed by any of the Companies by virtue of its failure to comply with or otherwise satisfy any such performance standard, criteria or other similar requirement."

     (d) The Stockholder and each of the Companies have satisfied and are currently in compliance with the terms and conditions of the software licensing agreements listed on Schedule 3.9(a) hereto (including without limitation any and all provisions which require any of them to notify the licensors thereunder of any upgrades or other similar improvements to their respective computer systems and as a result thereof pay increased licensing or similar fees).

     (e) Each of the Companies maintains (i) fidelity bonds, (ii) general liability, errors and omissions and directors and officers insurance policies and (iii) all other bonding and insurance policies, in the amounts required under the terms of the agreements, leases, licenses, contracts and commitments listed on Schedule 3.9(a) hereto. Except as otherwise provided in Schedule 4.16(d) hereto, none of the Companies has posted, or is required to post, any cash collateral in connection with any of the items referenced in clauses (i), (ii) or (iii) of this Section 3.9(e)."

     Section 7.  Amendment to Section 4.8.  Section 4.8 shall be amended by
                 ------------------------
     adding to the end of the existing Section 4.8 the following "or in the alternative the Stockholder may retain non exclusive use of the names "HPS of Delaware LLC", "HPS of Louisiana, Inc." and "HPS of Missouri, Inc." to the extent required (only for UCC filings and corporate filings) by its lenders so long as each such entity files fictitious trade names for such entity not containing "HPS" and operates from and after Closing using solely such fictitious trade names until such time as it is permitted to change its name by its lenders to remove "HPS" therefrom.

     Section 8.  Amendments to Section 4.13. All references in Section 4.13 to
                 --------------------------
Article VI are hereby changed to Article VII. Sections 4.13(a)(iv) and (v) of the Stock Purchase Agreement are hereby deleted in their entirety and replaced with the following provisions:

     "(iv) all liabilities, debts and other obligations not reflected on the Latest Balance Sheets or the Closing Working Capital Deficit Statement attributable to any period prior to Closing, regardless of whether such liabilities, debts or other obligations are Contingent Liabilities (as defined in Section 9.16 hereof), including without limitation, any and all liabilities, debts, charges and other obligations resulting from or that were otherwise attributable to "restructuring charges" or "reserves" (as such terms are described under GAAP) in the financial statements of the Stockholder that were filed with the Securities and Exchange Commission prior to the Closing.

     (v) all severance and similar obligations owed by the Companies to: (1) those employees terminated prior to June 1, 2001, (2) up to a maximum aggregate of $500,000 of severance and similar obligations owed by the Companies to those employees who are terminated by the Companies between June 1, 2001 and ninety (90) days after the Closing Date, a list of whom shall be delivered to the Stockholder no later than one hundred twenty
     (120) days after the Closing Date, provided that such severance and similar obligations to be assumed and paid by the Stockholder for terminations occurring after the Closing Date shall not include any obligation associated with any failure to give required WARN Act notices or to otherwise comply with the WARN Act or similar state statutes with regard to terminations occurring after the Closing Date. In satisfying its obligations under clauses (1) and (2) of this section 4.13(v) and subject to the cap set forth in clause (2) of this Section 4.13(v) with respect to the Stockholder's reimbursement obligations under that section, the Stockholder shall reimburse HPSI for the severance payments covered thereby and HPSI shall pay such severance payments directly to the affected former employees of HPSI. Stockholder's maximum reimbursement obligation under clauses (1) and (2) of this Section 4.13(v) for any month shall not exceed Seventy Five Thousand Dollars ($75,000.00) per month and shall be payable at the end of each month for covered severance obligations incurred by HPSI through the end of such month including any covered unreimbursed obligations from any previous month which to the extent not reimbursed in any month shall carry over to the succeeding months until HPSI is reimbursed for all such amounts up to the Five Hundred Thousand Dollar ($500,000.00) severance cap described in Section 4.13 (a)(v)(2) hereof.
     The Stockholder shall not be obligated to pay any severance obligation which is not consistent with HPSI's current severance payment policies in place prior to the Closing. Finally, the Stockholder may hire any severed employee and if it does so, to the extent legally permitted, neither Stockholder or HPSI shall be obligated to pay severance to such employee.

     Section 9.  Amendment to Schedule 4.13.  Schedule 4.13 of the Stock
                 --------------------------
Purchase Agreement is hereby deleted in its entirety and replaced with the revised Schedule 4.13 which is attached hereto.

     Section 10. Amendment to Section 4.15.  Section 4.15 of the Stock Purchase
                 -------------------------
Agreement is hereby deleted in its entirety and replaced with the following provision:

                 "4.15  Tampa Facility.  If requested by Stockholder after the
                        --------------
     Closing, the Purchaser shall use commercially reasonable efforts to cause the landlords to release the Stockholder from any guaranty of (i) the existing lease for the Stockholder's offices located at 3501 Frontage Road, Tampa, Florida 33607, and (ii) all other existing leases for office space used, as of the date of this Agreement, by the Companies in the conduct of their respective businesses. Additionally, the Stockholder will sublease certain space at the Tampa office space pursuant to the terms of the Sublease attached as Exhibit 5.1 (x).

     Section 11. Amendment to Section 4.16(d).  Section 4.16(d) of the Stock
                 ----------------------------
Purchase Agreement is hereby deleted in its entirety and replaced with the following provision:

          "(d)   Stockholder hereby surrenders and disclaims any right it may have to a return of the $3,804,500 of cash collateral which either it or HPSI has posted for the surety and fidelity bonds listed on Schedule 4.16(d). The agreements with the bonding company issuing such bonds shall remain in place after Closing as obligations of HPSI and all applicable schedules to this Agreement shall be amended to include such bonds and agreements. HPSI shall be solely responsible for such bonds from and after Closing and for any payments due under such agreements.

     Section 12. Amendment to Section 4.16. Section 4.16 of the Stock Purchase
                 -------------------------
Agreement is hereby amended by inserting the following Sections 4.16(k) and (l) immediately after Section 4.16(j):

     "(k) Payables. From and after May 14, 2001 through the Closing Date, the
          --------
     Stockholder shall use its best efforts to cause each of the Companies to pay their respective accounts payable and all other similar items, including, without limitation, premiums payable to carriers (other than NEF whose premiums payable are currently past due) and commissions payable (collectively, the "Payables") on or before their respective due dates. The Stockholder further covenants and agrees that it shall use its best efforts to cause the Companies to continue to make weekly remittances to NEF, consistent with recent practices, in order to prevent any further deterioration or extension of the NEF Payables. The Stockholder represents and warrants that the amount of past due payables owed by the Companies to NEF as of the Closing Date shall not be more than Thirty Eight Million Seven Hundred Thousand Dollars ($38,700,000.00), in the aggregate. Additionally, the Stockholder agrees that it will reimburse the Purchaser, as payment is made, for any payroll expense related to payroll for employees of the Companies which will be due after the Closing for periods from the last payroll prior to Closing through the Closing Date.

     (l)  Small Group Billing.  The Stockholder represents and warrants that,
          -------------------
     since May 14, 2001 (the "May Billing Date"), neither it nor the Companies has billed, or caused others to bill, the Companies' small group customers for any premiums due and payable. The Stockholder covenants and agrees that on June 15, 2001, which is the next regularly scheduled billing date, it or the Companies billed, or caused others to bill, the Companies' small group customers for any premiums due and payable in respect of any period after the May Billing Date. The Stockholder further covenants and agrees that until June 15, 2001, neither it nor any of the Companies billed, or caused others to bill, the Companies' small group customers for any premiums due and payable in respect of any period after the May Billing Date.

     Section 13.  Amendment to Section 5.1. Section 5.1 of the Stock Purchase
                  ------------------------
Agreement is hereby amended by deleting section (r) in its entirety and inserting the following Sections 5.1 (r) immediately before Section 5.1 (s) and Sections 5.1(t), (u), (v), (w), (x), (y), (z) and (aa) immediately after Section 5.1(s):

          "(r)    Promissory Note and Subordination Agreement.  The
                  -------------------------------------------
     Stockholder shall have delivered the Promissory Note, and the Stockholder and First Union as Agent for the Stockholder's Lenders shall have executed and delivered the Subordination Agreement to the Purchaser in substantially the form and substance of attached Exhibit 5.1 (r) (1) and (2) respectively.

          "(t)    Assignment and Assumption Agreement. The Stockholder shall
                  -----------------------------------
     have executed and delivered to the Purchaser an Assignment and Assumption Agreement, in substantially the form and substance of attached Exhibit 5.1
     (t) (the "Assignment and Assumption Agreement").
               -----------------------------------

          (u)     Premium Payments.  No customer of any of the Companies shall
                  ----------------
     have notified the Stockholder, any of the Companies or the Purchaser, or threatened, that either (i) such customer intends to collect the premiums from any insurance policies issued by it, or on its behalf, or (ii) the Companies shall no longer be permitted to collect the premiums from any insurance policies issued by or on behalf of such customer."

          (v)     Registration Rights Agreement.  The Stockholder shall have
                  -----------------------------
     executed and delivered to Purchaser a Registration Rights Agreement in substantially the form and content of Exhibit 5.1 (v) attached hereto.

          (w)     Asset Transfer Agreement.   The Stockholder shall have
                  ------------------------
     executed and delivered to the Purchaser the Asset Transfer Agreement in substantially the form and content of Exhibit 5.1 (w) attached hereto.

          (x)     Sublease For Concourse Center Space.  The Stockholder shall
                  -----------------------------------
     have executed and delivered to the Purchaser the Sublease for the Concourse Center Space to be occupied by the Stockholder after Closing which shall be in substantially the form and content of Exhibit 5.1 (x) attached hereto.

          (y)     Security Agreement and UCC-1s.  The Stockholder and its
                  -----------------------------
     subsidiaries shall have executed and delivered to the Purchaser, Security Agreements in substantially the form of Exhibit 5.1 (y) attached hereto and the UCC-1s called for thereby.

          (z)     NEF Draw on Six Million Dollar Letter of Credit.  NEF shall
                  -----------------------------------------------
     have drawn on the letter of credit issued by the Stockholders lender group and applied at least six million ($6,000,000.00) dollars of the proceeds thereof to reduce the premiums payable by the Stockholder or its Affiliates to NEF.

          (aa)    NEF Release Letter.  NEF shall have delivered a release in
                  ------------------
     form and substance satisfactory to the Purchaser.

     Section 14.  Amendment to Section 6.1. Section 6.1 of the Stock Purchase
                  ------------------------
Agreement is hereby amended by deleting section 6.1(h) in its entirety and inserting the following Sections 6.1(k), (l), (m), and (n) immediately after
Section 6.1(j):

          "(k)    Subordination Agreement.  The Purchaser and First Union as
                  -----------------------
     Agent for the Stockholder's Lenders shall have executed and delivered the Subordination Agreement to the Stockholder in substantially the form and substance of Exhibit 5.1 (r) (2) attached hereto.

          "(l)    Assignment and Assumption Agreement. The Purchaser shall have
                  -----------------------------------
     executed and delivered to the Stockholder an Assignment and Assumption Agreement, in substantially the form and substance of attached Exhibit 5.1
     (t) (the "Assignment and Assumption Agreement").

          (m)     Asset Transfer Agreement.   The Purchaser shall have executed
                  ------------------------
     and delivered to Stockholder the Asset Transfer Agreement in substantially the form and content of Exhibit 5.1 (w) attached hereto.

          (n)     Sublease For Concourse Center Space.  The Purchaser shall have
                  -----------------------------------
     executed and delivered to the Stockholder the Sublease for the Concourse Center Space to be occupied by the Stockholder after Closing which shall be in substantially the form and content of Exhibit 5.1 (x) attached hereto.

     Section 15.  Amendment to Section 8.1.   Section 8.1 is amended by changing
                  ------------------------
the reference to June 15, 2001 contained therein to July 3, 2001. Otherwise the provisions of Section 8.1 shall remain unchanged.

     Section 16.  Amendment to Section 9.12.  Section 9.12 is amended by
                  -------------------------
deleting the notice address for the Purchaser contained therein and substituting therefor the following:

               5200 Town Center Circle
               Suite 470
               Boca Raton, Florida 33486

     Section 17.  Amendment to Section 9.16(j). Section 9.16(j) is amended by
                  ----------------------------
changing the reference to three business days contained therein to one business day. Otherwise the provisions of Section 9.16(j) shall remain unchanged.

     Section 18.  Amendment to Section 9.19.  Section 9.19 shall be amended by
                  -------------------------
deleting the 10 day and 5 day notification requirements contained therein and substituting therefor that the substituted schedules may be delivered on or before the third day prior to Closing and the objection if any may be delivered at Closing. Otherwise the provisions of
Section 9.19 shall remain unchanged.

     Section 19.        General.
                        -------

          (a) The Purchaser represents and warrants that this Amendment has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (b) The Stockholder represents and warrants that this Amendment has been duly authorized, executed and delivered by the Stockholder and is a legal, valid and binding obligation of the Stockholder, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (c) This Amendment shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

          (d) This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

          (e) The Closing Date of April 30, 2001 contained in Section 1.5 of the Agreement shall be changed to June 18, 2001.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this First Amendment to Stock Purchase Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.


                              HEALTHPLAN HOLDINGS, INC.,
                              a Delaware corporation


                              By: /s/ M. Steven Liff
                                  -------------------------
                              Name:  M. Steven Liff
                              Title:


                              PLANVISTA CORPORATION (f/k/a HealthPlan Services Corporation), a Delaware corporation


                              By: /s/ Phillip S. Dingle
                                  -------------------------
                              Name:  Phillip S. Dingle
                              Title:

                                 Schedule 4.13
                               Actions and Claims
                               ------------------


1. The matters set forth on Schedule 3.13 are hereby incorporated by this reference.

2. All liabilities, debts, costs and other obligations attributable to any defalcation or fraud arising on or before the Closing.

3. All liabilities, debts, costs and other obligations attributable to the disclosure to MCI Telecommunications, Inc. or its Affiliates, on or before the Closing, of any information concerning the customers (including, without limitation, their names) of any of the Companies, the Stockholder or their respective Affiliates.

4. All liabilities, debts, costs and other obligations attributable to any obligation, as a result of the transactions contemplated hereby, to amend, modify, replace, update or otherwise change the financing statements in favor of GATX Corporation under that certain Master Lease Agreement #1928, dated September 16, 1999, by and between GATX Technology Services Corporation and HealthPlan Services Corporation

5. All liabilities, debts, costs and other obligations to pay, as a result of the transactions contemplated hereby, a software license fee or any other fee to HBO & Company under Section 4(b) of Addendum #1 to Schedule #1 to HBOC Master Software Licensing Agreement and Master Agreement, dated April 16, 1993 through June 30, 1996, by and between HBO & Company and HealthPlan Services, Inc.

6. All liabilities, debts, costs and other obligations attributable to MMC One Corp., MMC Two Corp. and MMC Pennsylvania, L. P., including without limitation the dissolution of such entities.

7. All liabilities, debts, costs, penalties, fines and other similar payments attributable to the failure of the Stockholder or any of the Companies, at any time prior to the Closing, to have satisfied and complied with the performance standards, criteria and other similar requirements set forth in the agreements, leases, licenses, contracts and commitments listed on
     Schedule 3.9(a) hereto, including without limitation those penalties, fines, or other similar payments listed on Schedule 3.9.

8. All liabilities, debts, costs, obligations and other payments attributable to the failure of the Stockholder or any of the Companies, at any time prior to the Closing, to have satisfied and complied with the terms and conditions of (i) the software licensing agreements listed on Schedule 3.9(a) hereto (including without limitation any and all provisions which require any of them to notify the licensors thereunder of any upgrades or other similar improvements to their respective computer systems and as a result thereof pay increased licensing or similar fees) or (ii) the Merck-Medco Agreement as defined and listed on Schedule 3.9(a) hereto.

9. All fees and other amounts payable to Computer Associates International, Inc. under the terms of the License Agreement, dated as of September 30, 2000, by and between Computer Associates International, Inc. and HealthPlan Services Inc., from and after the date on which Trewit, Inc. ceases to be a Data Center client.

                                 EXHIBIT 1.4(d)

EXAMPLES OF RECONCILIATION OF PURCHASE PRICE ADJUSTMENT



EXAMPLE 1

Estimated Closing Working Capital Deficit                        $41,000,000.00

Target Amount                                                    $40,000,000.00
                                                                 --------------
Excess Payable in Cash by Stockholder to Purchaser at Closing    $ 1,000,000.00

Final Closing Working Capital Deficit                            $39,500,000.00

Result is a Final Adjusted Shareholder Credit of                 $ 1,000,000.00*

*Since the Final Working Capital Deficit is not less than $39,500,000.00 there would be no Shareholder Credit except for that generated by the required return of the cash closing payment made by Stockholder based on the Estimated Working Capital Deficit. Had the Final Closing Working Capital Deficit been below $39,500,000.00 the amount by which it was below $39,500,000.00 would be added to the Final Adjusted Shareholder Credit amount.

EXAMPLE  2

Estimated Closing Working Capital Deficit                        $39,000,000.00

Contact Floor Amount                                             $39,500,000.00
                                                                 --------------
Estimated Closing Working Capital Stockholder Credit             $   500,000.00

Final Closing Working Capital Deficit                            $38,000,000.00

Shareholder Credit                                               $ 1,500,000.00

Amount of Estimated Closing Working Capital Stockholder
 Credit already used by Shareholder at final determination       $   500,000.00

Result is a Final Adjusted Shareholder Credit of                 $ 1,000,000.00*

If the Shareholder Credit had turned out to be less than the Amount of the Estimated Closing Working Capital Stockholder Credit already used by Shareholder at final determination, the result would have been a Final Adjusted Purchaser Credit in the amount of the difference between the Amount of the Estimated Closing Working Capital Stockholder Credit already used and the amount of the Shareholder Credit and the Stockholder would have to pay the Final Adjusted Purchaser Credit amount to the Purchaser immediately.


EXAMPLE  3

Estimated Closing Working Capital Deficit                       $38,000,000.00

Contact Floor Amount                                            $39,500,000.00
                                                                --------------
Estimated Closing Working Capital Stockholder Credit            $ 1,500,000.00

Final Closing Working Capital Deficit                           $39,500,000.00

Shareholder Credit                                              $            0

Amount of Estimated Closing Working Capital Stockholder
 Credit already used by Shareholder at final determination      $   500,000.00

Result is Shareholder owes Purchaser an immediate cash payment
 of                                                             $   500,000.00